Exhibit 4.6

EXECUTION COPY

SUBORDINATION AGREEMENT

THIS SUBORDINATION AGREEMENT (as it may be amended from time to time, the “Agreement”) is made and dated as of November 6, 2009, by and among VIVENDI UNIVERSAL ENTERTAINMENT LLLP, a Delaware limited liability limited partnership (“VUE”), UNIVERSAL STUDIOS, INC., a Delaware corporation (“Universal”), UNIVERSAL CITY PROPERTY MANAGEMENT II LLC, a Delaware limited liability company (“Universal Management”), and such other Persons (the “Additional Creditors”) that may from time to time become party hereto pursuant to the terms hereof (VUE, Universal, Universal Management and any Additional Creditors are herein collectively and severally referred to as the “Subordinated Creditors”), UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD., a Florida limited partnership (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee, and its successors under the Indenture (the “Trustee”) for the benefit of the holders of the 10.875% Senior Subordinated Notes due 2016 (the “Original Notes”, and, together with any new notes issued in replacement of and exchange therefor and any additional notes issued from time to time under the Indenture defined below, the “Notes”) issued by UCDP and UCDP Finance, Inc., a Florida corporation (“UCDP Finance” and together with the Company, the “Issuers”), under an indenture dated as of November 6, 2009 (the “Indenture”) among the Issuers and the Trustee.

RECITALS

A. The Issuers propose to issue the Notes pursuant to the Indenture. As a condition to the purchase of the Notes, the parties have agreed to enter into this agreement for the benefit of the holders of Notes regardless of when issued. Unless otherwise defined herein, capitalized terms used herein are used with the defined meanings given in the Indenture.

B. The Company may now be obligated and may hereafter from time to time become obligated to pay to an entity designated by Universal or VUE the Special Fees (and interest thereon) pursuant to the terms of the agreement establishing the Company, such fees hereinafter referred to as the “Subordinated Fees.”

C. The Subordinated Creditors are parties to an Amended and Restated Subordination Agreement dated as of November 6, 2009 governing certain claims of, among others, the Subordinated Creditors against the Company (as amended, restated, supplemented, replaced or modified, including any similar subordination agreement for the benefit of the lenders under any future Credit Agreement, the “Original Subordination Agreement”) as required by the Credit Agreement.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

DEFINITIONS AND TERMS GENERALLY

A. The following term, as used herein, has the following meaning:

“Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 6, 2009, among Universal City Development Partners, Ltd., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and as Collateral Agent, and Bank of America, N.A., as Syndication Agent.

The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement and (v) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

AGREEMENT

SECTION 1. Agreement to Subordinate. The Subordinated Creditors and the Company each agree that the Subordinated Fees are and shall be subject, subordinate and rendered junior, to the extent and in the manner hereinafter set forth, in right of payment, to the prior payment in full of all indebtedness, liabilities and obligations of the Company now existing or hereafter arising under the Indenture and the Notes, and all renewals or amendments thereof, whether for principal, interest (including, without limitation, then unpaid interest after the filing of a petition initiating any proceeding referred to in Section 3(a) hereof, whether or not allowed or allowable as a claim in any such proceeding), fees (including, without limitation, reasonable attorneys’ fees and disbursements which shall include the reasonable estimate of the allocable cost of in-house legal counsel and staff), expenses or otherwise (such obligations being the “Obligations”). This Section 1 shall constitute a continuing offer to all Persons who become holders of, or continue to hold, the Obligations (the “Holders”), and its provisions are made for the benefit of the Holders, and Holders of a majority in principal amount of the Obligations and the Trustee may enforce such provision for the benefit of such Holders.

SECTION 2. No Payment on the Subordinated Fees. The Subordinated Creditors agree not to ask, demand, sue for, take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner (including without limitation from or by way of collateral), payment of all or any of the Subordinated Fees, and the Company shall not make any such payment, unless and until the Obligations of the Company shall have been paid in full in cash; provided, however, that the Subordinated Creditors may, so long as no

Event of Default (and, to the actual knowledge of any Officer of the Company, no Default) shall exist under the Indenture at the time of payment or immediately after giving effect thereto, ask, demand, sue for, take or receive and the Company may pay the Subordinated Fees. In the event that, notwithstanding the provisions of this Section 2, the Company shall make, and/or any Subordinated Creditor shall receive, any payment on the Subordinated Fees prohibited hereby, then and in any such event such payment, to the extent not otherwise provided for in the Original Subordination Agreement, shall be deemed to be the property of, segregated, received and held in trust for the benefit of and shall be immediately paid over and delivered to the Trustee for the benefit of the Holders. The Subordinated Creditors agree that, in the event that all or any part of any payment made on account of the Obligations is recovered from the Holders as a preference under any bankruptcy, insolvency or similar law, any payment or distribution received by the Subordinated Creditors on account of any Subordinated Fees that constitute antecedent debt at any time after the date of the payment so received shall be deemed to have been received by such Subordinated Creditors in trust as the property of the Holders and, to the extent not otherwise provided for in the Original Subordination Agreement, such Subordinated Creditors shall forthwith deliver the same to the Trustee for application to payment of the Obligations; provided that no holder of Subordinated Fees shall be required to make any payment to the Trustee pursuant to this sentence in respect of any payment received by it and thereafter recovered from it as a preference.

SECTION 3. In Furtherance of Subordination.

(a) Upon any distribution of all or any of the assets of the Company in the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (iii) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then and in any such event, to the extent not otherwise provided for in the Original Subordination Agreement, the Trustee, for the benefit of the Holders, shall be entitled to receive payment in full in cash of all amounts due or to become due (whether or not an event of default has occurred under any evidence of the Obligations or the maturity of the Obligations has been declared due and payable prior to the date on which it would otherwise have become due and payable) on or in respect of all Obligations, including any postpetition interest thereon, whether or not allowed or allowable as a claim in such proceedings, before the Subordinated Creditors are entitled to receive further any payment on account of the Subordinated Fees, and to that end, any payment or distribution of any kind or character, whether in cash, property or securities, which may thereafter be payable or deliverable in respect of the Subordinated Fees, in any such case, proceeding, dissolution, liquidation or other winding up or event, shall, to the extent not otherwise provided for in the Original Subordination Agreement, be paid or delivered directly to the Trustee for the payment or prepayment of the Obligations until the Obligations shall have been paid in full in cash.

(b) If any proceeding referred to in subsection (a) above is commenced by or against the Company, the Subordinated Creditors shall, subject to clause (iii) of Section 18, duly and promptly take such action as the Trustee may reasonably request (i) to collect the Subordinated Fees and to file appropriate claims or proofs of claim in respect of such Subordinated Fees,

(ii) to execute and deliver to the Trustee such powers of attorney, assignments, or other instruments as the Trustee may reasonably request in order to enable it to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Fees and (iii) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Fees.

(c) All payments or distributions upon or with respect to the Subordinated Fees that are received by the Subordinated Creditors contrary to the provisions of this Agreement shall be received in trust for the benefit of the Holders (and any other lenders entitled to the benefits of a similar subordination agreement (including the Original Subordination Agreement)), shall be segregated from other funds and property held by the Subordinated Creditors and shall, to the extent not otherwise provided for in the Original Subordination Agreement, be forthwith paid over to the Trustee in the same form as so received (with any necessary endorsement) for the payment or prepayment of the Obligations of the Company in accordance with the terms of the Indenture.

(d) The Trustee is hereby authorized to demand specific performance of this Agreement, whether or not the Company shall have complied with any of the provisions hereof applicable to it, at any time when the Subordinated Creditors shall have failed to comply with any of the provisions of this Agreement applicable to it. To the extent permitted by applicable law, the Subordinated Creditors hereby irrevocably waive any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

SECTION 4. No Commencement of Any Proceedings. Each Subordinated Creditor agrees that, so long as any of the Obligations shall remain unpaid, it will not in its capacity as such a creditor of the Company commence, or join (in such capacity) with any creditor (in such capacity) other than the Lenders and the Agents (as such terms are defined in the Original Subordination Agreement) in commencing, any proceeding in respect of the Company of the nature referred to in Section 3(a).

SECTION 5. Agreement by the Company. The Company agrees, subject to clause (iii) of Section 18, that it will not make any payment of any of its Subordinated Fees, or take any other action, in contravention of the provisions of this Agreement.

SECTION 6. Obligations Hereunder Not Affected. All rights and interests of the Holders and the Trustee hereunder, and all agreements and obligations of the Subordinated Creditors and the Company under this Agreement, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of the Indenture or the Notes;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Indenture; and

(iii) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any of the Subordinated Creditors in respect of this Agreement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Trustee upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

SECTION 7. Representations and Warranties. The Subordinated Creditors and the Company each hereby represent and warrant that this Agreement constitutes a legal, valid and binding obligation of each Subordinated Creditor, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency and similar laws affecting creditors’ rights generally and by equitable principles of general applicability.

SECTION 8. Amendments, Waivers. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Subordinated Creditor or the Company herefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee or the Holders of a majority in aggregate principal amount of the Obligations, the Subordinated Creditors and the Company, in which case, such waiver, amendment or consent shall be effective only in the specific instance and for the specific purpose for which given. Any waiver, forbearance, failure or delay in exercising, or the exercise or beginning of exercise of, any right, power or remedy, simultaneous or later shall not preclude the further, simultaneous or later exercise thereof, and every right, power or remedy of the Trustee and the Holders shall continue in full force and effect until such right, power or remedy is specifically waived in a writing executed by the Trustee or the Holders of a majority in aggregate principal amount of Obligations, the Subordinated Creditors and the Company.

SECTION 9. Expenses. Each Subordinated Creditor severally agrees to pay, upon demand, to the Trustee any and all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees (including, without limitation, the reasonable estimate of the allocated cost of in-house legal counsel and staff and the fees and disbursements of the Trustee’s outside counsel) which the Trustee may incur in connection with the enforcement of any of the rights or interests of Holders hereunder against or in respect of such Subordinated Creditor. No Person other than the parties hereto and the Holders and the respective successors and assigns of the foregoing shall have any rights hereunder.

SECTION 10. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and, if to the Subordinated Creditors, mailed (registered or certified, return receipt requested) or telecopied or hand delivered at its address set forth opposite its name on the signature pages hereto, if to the Company or the Trustee, mailed (registered or certified, return receipt requested) or hand delivered to it, addressed to it at the address of the Company or the Trustee (as the case may be) specified in the Indenture, or as to each party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall be effective upon receipt.

SECTION 11. Entire Agreement; Severability. This Agreement contains the entire subordination agreement among the parties hereto with respect to the obligations of the Company. If any of the provisions of this Agreement shall be held invalid or unenforceable, this Agreement shall be construed as if not containing those provisions, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

SECTION 12. Cumulative Rights. The rights, powers and remedies of the Holders under this Agreement shall be in addition to all rights, powers and remedies given to the Holders by virtue of any statute or rule of law, the Indenture or any other agreement, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently.

SECTION 13. Continuing Agreement; Transfer of Notes. This Agreement shall (i) remain in full force and effect until the Obligations shall have been paid in full, (ii) be binding upon the Subordinated Creditors, the Company and their respective successors and assigns, heirs and legatees and (iii) inure to the benefit of and be enforceable by the Trustee on behalf of Holders and their respective successors, transferees, and assigns. Without limiting the generality of the foregoing clause (iii), any Holder may, subject to the provisions of the Indenture, assign or otherwise transfer any Note held by it to any other person or entity, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to such Holder herein or otherwise.

SECTION 14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 15. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 16. Consent to Jurisdiction; Waiver of Immunities. Each Subordinated Creditor irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Agreement. Each Subordinated Creditor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each Subordinated Creditor consents to process being served in any such suit, action or proceeding by either (a) mailing a copy thereof by registered or certified air mail, postage prepaid, return receipt requested, to its address specified pursuant to Section 10 or (b) serving a copy thereof upon such Subordinated Creditor at its address specified pursuant to Section 10. Each Subordinated Creditor agrees that such service (a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (b) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Section 16 shall affect the right of any holder of Obligations to serve process in any manner permitted by law or limit the right of any holder of Obligations to bring proceedings against any Subordinated Creditor in the courts of any other jurisdiction.

To the extent that any Subordinated Creditor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Subordinated Creditor hereby irrevocably waives (to the fullest extent permitted by law) such immunity in respect of its obligations under this Agreement.

SECTION 17. Additional Creditors. VUE covenants that it shall cause any of its Affiliates which from time to time become a creditor or other obligee of the Company (solely in respect of the Subordinated Fees) to become a party to this Agreement and bound by its terms, through the execution of an Addendum to Subordination Agreement, substantially in the form of Exhibit I attached hereto.

SECTION 18. Subordination in Favor of Pari Passu Indebtedness; Conflicts with Original Subordination Agreement. The parties hereto agree that (i) the provisions of this Agreement shall in no way restrict the Company from entering into agreements in the future providing for similar and ratable subordination in favor of the holders of Pari Passu Indebtedness of the Company, (ii) such agreements may provide for, and this Agreement will allow, the payment of distributions of assets or cash to the holders of such Pari Passu Indebtedness on a ratable basis with the Holders and (iii) for the avoidance of doubt, in the event of a conflict between the obligations of the Subordinated Creditors under this Agreement and the Original Subordination Agreement, or an ambiguity or inconsistency between this Agreement and the Original Subordination Agreement, or a conflict between any requests or instructions of the Administrative Agent under the Credit Agreement and the Trustee under the Indenture, the parties shall give precedence to and follow the provisions set forth in the Original Subordination Agreement, and the requests and instructions of the Administrative Agent under the Credit Agreement, in each case, to the extent of such conflict, ambiguity or inconsistency.

SECTION 19. No Recourse. No recourse shall be had to any Subordinated Creditor, in its capacity as a partner of the Company, for any liability or breach by the Company of its obligations under this Agreement.

SECTION 20. Effectiveness. This Agreement shall become effective when (i) the Trustee shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, the Trustee shall have received a telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party) and (ii) the Issue Date shall have occurred.

SECTION 21. Incorporation by Reference. In connection with its execution and acting hereunder, the Trustee is entitled to all rights, privileges, protections, benefits, immunities and indemnities provided to it under the Indenture.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Subordinated Creditors, the Company and the Trustee each has caused this Agreement to be duly executed and delivered as of the date first above written.

VIVENDI UNIVERSAL ENTERTAINMENT LLLP, a Delaware limited liability limited partnership

By:	/s/ Maren Christensen
Name: Maren Christensen
Title: Executive Vice President

UNIVERSAL STUDIOS, INC., a Delaware corporation

By:	/s/ Maren Christensen
Name: Maren Christensen
Title: Executive Vice President

UNIVERSAL CITY PROPERTY MANAGEMENT II LLC, a Delaware limited liability company

By:	/s/ Maren Christensen
Name: Maren Christensen
Title: Executive Vice President

Address for each of the above:
100 Universal City Plaza
Universal City, CA 91608

[Signature Page to Senior Subordinated Notes Subordination Agreement]

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD., a Florida limited partnership

By:	/s/ Tracey L. Stockwell
	Name:	Tracey L. Stockwell
	Title:	Chief Financial Officer

Notice Address:
1000 Universal Studios Plaza
Orlando, Florida 32819
Attn: Tracey Stockwell
Facsimile: (407) 224-6740

[Signature Page to Senior Subordinated Notes Subordination Agreement]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Christie Leppert
Name: Christie Leppert
Title: Vice President

Notice Address:
10161 Centurion Parkway
Jacksonville, Fl 32256
Attention: Christie Leppert
Facsimile: (904) 645-1921

[Signature Page to Senior Subordinated Notes Subordination Agreement]

EXHIBIT I

ADDENDUM TO SUBORDINATION AGREEMENT

To:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee (the “Trustee”) under the Indenture dated as of November 6, 2009, with respect to the 10.875% Senior Subordinated Notes due 2016, by and among Universal City Development Partners, Ltd., UCDP Finance, Inc. and the Trustee.

The undersigned hereby consents to and agrees to be bound by the terms and conditions of the Subordination Agreement, dated as of November 6, 2009, by and among VIVENDI UNIVERSAL ENTERTAINMENT LLLP, a Delaware limited liability limited partnership, UNIVERSAL STUDIOS, INC., a Delaware corporation, UNIVERSAL CITY PROPERTY MANAGEMENT II LLC, a Delaware limited liability company, UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD., a Florida limited partnership, and the Trustee, as a Subordinated Creditor signatory thereunder.

[Name of Subordinated Creditor]

By.

Name:

Title:

Date: